Exhibit 5.1

July 13, 2020

Open Lending Corporation

Barton Oaks One

901 S. MoPac Expressway, Bldg. 1, Suite 510

Austin, TX

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-239616) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Open Lending Corporation, a Delaware corporation (the “Company”) of up to 52,916,659 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), which includes up to (i) 23,750,000 shares of Common Stock that may be issued as earn-out consideration upon certain triggering events pursuant to the terms of that certain Business Combination Agreement, dated as of January 5, 2020, as amended, (the “Business Combination Agreement”) by and among Nebula Acquisition Corp., BRP Hold 11, Inc., Bregal Sagemount I, L.P., Open Lending Corporation (formerly, Nebula Parent Corp.), NBLA Merger Sub LLC, NBLA Merger Sub Corp., Open Lending, LLC and Shareholder Representative Services LLC (the “Earnout Shares”), (ii) 9,166,659 shares of Common Stock that may be issued upon exercise of public warrants to purchase Common Stock (the “Public Warrant Shares”) and (iii) up to 20,000,000 shares of Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Stockholders”). The Selling Stockholder Shares were sold to the Selling Stockholders on June 10, 2020 pursuant to Subscription Agreements dated as of January 5, 2020, by and among the parties named therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.

Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance, the Earnout Shares have been duly authorized and, upon issuance and delivery therefor in accordance with the terms of the Business Combination Agreement, the Earnout Shares will be validly issued, fully paid and non-assessable.

Open Lending Corporation.

July 10, 2020

2.

Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Public Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3.	The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP